UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 20, 2009

Universal Infotainment Systems Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-154227	80 018 7018
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

East West Corporate Center 1771 Diehl Road, Suite 330 Naperville, Illinois	90210
(Address of Principal Executive Offices)	(Zip Code)

630-390-7674
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 20, 2009, we entered into an agreement with LOW RIDER ESTABLISHMENT, existing under the United Arab Emirates Law, Abu Dubai (“Low Rider”) pursuant to which Low Rider acquires a Franchise and Distribution of the “Aftermarket” version of the UNS Navigation Multimedia System.

Both parties agreed that the “Goal” is at a minimum of 660 UNS Navi Systems “installed” per month, at the “After market” level. For this reason we agreed to provide Assistance support and Marketing support to Low Rider.

Should the sale of 8,000 in number of Systems for the First Year be achieved by Low Rider, we will return the AED 70,000 (USD 19,022) Deposit to Low Rider.  Further, a 24 hour & 7 days per week "Support Center" will be provided by us, for the benefit of live support to Low Rider and that of Low Rider Clients.

For the purpose of clarifying Initial Marketing, Promotional and Advertising Plan, both Parties hereto agreed that we in conjunction and co-operation with Low Rider, plan a "Launch" of the "System" to the UAE "After Market", no later than November 1st 2009  in Abu Dhabi UAE first, and subsequently to the remaining Emirates to follow.

Both Parties agree that the Franchise Royalty Fee of 5% on Gross Sales per Year of Low Rider, will be "waived" for the first year, (Calendar 12 Months from date of launching the Product) and it will come into effect on, the beginning of the Second Year and starting with the end of the first calendar quarter of the Second Year.

The "Franchise Agreement" between the Parties is of a 5 Year period, with "Automatic Renewal" to be exercised at 5 Year intervals each thereafter, commencing with the date of signing of this Agreement.

The agreement is filed as an exhibit to this Form 8-K and should be referred to in its entirety for complete information concerning this agreement.

Exhibits

10  Low Rider Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Universal Infotainment Systems Corporation

Date: July 2, 2009	By:	/s/ Emanuel G Pavlopoulos
Emanuel G Pavlopoulos
Chairman